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         List of Vista Information Solutions, Inc. Subsidiaries

         Vista Environmental Information, Inc.
         EcoSearch Acquisition, Inc.
         EcoSearch Environmental Resources, Inc.
         ENSITE Corporation of Denver
         EnviroCheck, Ltd.,
         Environmental Information Services, Inc.
         E/Risk Information Services
         GeoSure, Inc.
         GeoSure, LP
         National Research Center, LLC (subsidiary of GeoSure, LP) VISTA NRC Insurance Services, Inc.
         Environmental Information, Inc.
         VISTA DMS
         VISTA DMS - CANADA